Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BTHC IV, INC.
     BTHC IV, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),
     DOES HEREBY CERTIFY:
     FIRST: That Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows (the “First Amendment”):
“FIRST
          The name of the Corporation is GreenHunter Energy, Inc.”
     SECOND: That Article FOURTH, Section 1 of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows (together with the First Amendment, collectively, the “Amendments”):
          “Section 1. Authorization of Shares.
          The aggregate number of shares of capital stock which the Corporation will have authority to issue is 100,000,000 shares, consisting of 90,000,000 shares of common stock, having a par value of $.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, having a par value of $.001 per share (“Preferred Stock”).
     THIRD: That the Amendments have been approved by the United States Bankruptcy Court for the Northern District of Texas.
     FOURTH: That the Amendments were duly adopted in accordance with the provisions of Section 303 of the DGCL.
[Signature page follows.]

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer as of December 6, 2006.

BTHC IV, INC.

By:
Timothy P. Halter, President